UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 12, 2006
ACTIVANT SOLUTIONS INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	333-49389 (Commission file number)	94-2160013 (I.R.S. employer identification no.)

804 Las Cimas Parkway Austin, Texas (Address of principal executive offices)	78746 (Zip Code)
Registrant’s telephone number, including area code: (512) 328-2300
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 12, 2006, Activant Solutions Holdings Inc., a Delaware corporation and the sole stockholder of the Registrant (the “Company”), Lone Star Holding Corp., a Delaware corporation (“Parent”), and Lone Star Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. Parent and Merger Sub are entities affiliated with the private equity investment firms of Hellman & Friedman LLC and Thoma Cressey Equity Partners LLC.
     Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P. and A. Laurence Jones have adopted resolutions approving the Merger Agreement and the transactions contemplated thereby, which is the only vote, approval or consent of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval and adoption of the Merger Agreement and for the consummation by the Company of the other transactions contemplated thereby.
     After the effective time of the Merger and upon surrender by the Company’s stockholders of the certificates representing shares of the Company’s capital stock, the Company, as the surviving corporation, will pay to the Company’s stockholders $4.00 per share, without interest, for each share of the Company’s common stock, par value $0.000125 per share, and $7.2965 per share, without interest, for each share of the Company’s Class A common stock, par value $0.000125 per share. At the effective time of the Merger, each outstanding stock option will be canceled and converted into the right to receive a cash payment, without interest, equal to the product of (a) the total number of shares of Common Stock as to which the option is vested and exercisable immediately prior to the effective time and (b) the excess, if any, of $4.00 over the exercise price per share of common stock subject to such option, less applicable withholding taxes.
     In accordance with the terms of the Merger Agreement, as soon as practicable the Company shall launch a tender offer and consent solicitation for all of the outstanding Senior Floating Rate PIK Notes due 2011 of the Company and the Registrant shall launch tender offers and consent solicitations for all of the outstanding 10-1/2% Senior Notes due 2011 of the Registrant and all of the outstanding Floating Rate Senior Notes due 2010 of the Registrant. Details with respect to the tender offers and consent solicitations will be set forth in tender offer documents. In the event the requested consents are received, the Company or the Registrant, as applicable, will promptly enter into a supplemental indenture or supplemental indentures reflecting the approved amendments to such indentures; provided, that the amendments contained in such supplemental indentures shall become operative upon the acceptance of the applicable debt tender offers. The closing of any debt tender offer will be conditioned on the occurrence of the closing of the Merger, and the parties have agreed to use their reasonable best efforts to cause the debt tender offer to close on the closing date of the Merger. Upon the closing of the debt tender offer, in accordance with the terms of the debt tender offer, the Company or the Registrant, as applicable, will purchase the notes tendered in such debt tender offer, including payment of any applicable premiums and all related fees and expenses.

     In addition to the covenant regarding the debt tender offers, the Merger Agreement contains customary representations, warranties and covenants for a transaction of this type. The obligations of the Company, Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of certain conditions, including a condition that certain regulatory approvals have been obtained. The Company currently expects to consummate the Merger no later than May 8, 2006.
     The Merger Agreement may be terminated by mutual consent of the Company and Parent; by the Company or Parent if the Merger has not been consummated by June 30, 2006 or if a governmental order prohibits the Merger; or by the Company or Parent if the other party is in material violation of its obligations under the Merger Agreement and such violation is not cured after the giving of notice by such other party. The Merger Agreement may also be terminated by the Company if all of its closing conditions have been satisfied or waived but Parent and Merger Sub do not consummate the Merger by the later of two business days after such closing conditions have been satisfied or waived and May 8, 2006. In certain circumstances, if the Merger Agreement is terminated, the Company may be entitled to a termination fee of $30 million.
     The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 8.01 Other Events.
     On March 13, 2006, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.

99.1	Agreement and Plan of Merger by and among Lone Star Holding Corp., Lone Star Merger Corp. and the Company, dated March 12, 2006.

99.2	Press Release dated March 13, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVANT SOLUTIONS INC.
Date: March 13, 2006	By:	/s/ A. Laurence Jones
	Name:	A. Laurence Jones
	Title:	President and Chief Executive Officer

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